Exhibit 9
                     Written Opinion of Edwin L. Kerr, Esq.













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November 20, 2000

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549


Re:      PHL Variable Accumulation Account
         PHL Variable Insurance Company
         Post-Effective Amendment No. 2 to Form N-4
         File Nos. 333-78761 and 811-8914


Dear Sirs:

As Counsel to the depositor, I have participated in the development of and am familiar with the variable annuity, Phoenix Retirement Planner's Edge, which is the subject of the above-captioned registration statement on Form N-4.

In connection with this opinion, I have reviewed the contracts, the registration statement, the charter and by-laws of the company, relevant proceedings of the Board of Directors, and the provisions of New York insurance law relevant to the issuance of the Contracts.

Based upon this review, I am of the opinion that the contracts, when issued, will be validly issued, and will constitute a legal and binding obligation of PHL Variable Insurance Company.


Very truly yours,


/s/ Edwin L. Kerr
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Edwin L. Kerr, Counsel
PHL Variable Insurance Company